Exhibit 99.1

NEWS RELEASE

Golden Queen ANNOUNCES voting results of

2019 annual general and special meeting

VANCOUVER, BRITISH COLUMBIA – May 13, 2019 - Golden Queen Mining Co. Ltd. (TSX:GQM; OTCQX:GQMNF) (the “Company” or “Golden Queen”) is pleased to provide the detailed voting results on the items of business considered at the Company’s Annual General and Special Meeting (the “Meeting”). The Meeting of Shareholders was held on Monday, May 13, 2019 (the “Meeting”). A total of 265,793,953 common shares were voted, representing 88.57% of the outstanding common shares. The Company wishes to thank the shareholders for their support of the Board of Directors’ recommendations.

All resolutions proposed in the notice calling the meeting were approved. The percentage of votes cast for each is as follows:

Proposal 1 - Number of Directors

The number of directors for the Board of Directors of the Company was set as three.

Votes of shares for	% votes cast	Votes against	% votes cast
215,794,898	98.36%	3,593,132	1.64%

Proposal 2 - Election of Directors

Each of the nominee directors listed in the Company's proxy statement and management information circular dated April 10, 2019 was elected as a director, without a vote by ballot being conducted. Golden Queen received proxies directing voting on the three directors nominated for election as set forth in the table below:

Name of nominee	Votes for	% votes cast	Votes withheld/abstain	% votes cast
Paul M. Blythe	213,958,773	97.53%	5,429,257	2.47%
Bryan A. Coates	213,481,477	97.31%	5,906,553	2.69%
Bernard Guarnera	213,522,601	97.33%	5,865,429	2.67%

Proposal 3 - Appointment of Auditors

According to proxies received and a vote by show of hands, PricewaterhouseCoopers LLP was appointed as the Company's auditors until the next general meeting of shareholders or until a successor is appointed and the directors were authorized to fix the auditors' remuneration.

Votes of shares for	% votes cast	Votes withheld/abstain	% votes cast
261,433,050	98.36%	4,360,903	1.64%

Proposal 4 – Approval of the Company’s Stock Option Plan

According to proxies received and a vote by show of hands, the Company’s Stock Option Plan is approved and the Company continues to have the ability to grant options under the Plan until May 13, 2022.

Votes of shares for	% votes cast	Votes against	% votes cast
170,830,141	77.87%	48,557,889	22.13%

Proposal 5 – Approval of the Sale of the Soledad Mountain Project

According to the proxies received and a vote by show of hands, the sale of the Soledad Mountain Project is approved and the Company will proceed with the share purchase agreement described in the Information Circular dated April 10, 2019.

Votes of shares for	% votes cast	Votes against	% votes cast
212,246,238	96.74%	7,141,792	3.26%

Proposal 6 – Approval of Share Consolidation

According to the proxies received and a vote by show of hands, the consolidation of the Company’s shares on the basis of ten existing shares for each one post-consolidation share is approved.

Votes of shares for	% votes cast	Votes against	% votes cast
214,275,012	97.67%	5,113,018	2.33%

Advisory Voting

The shareholders were asked to consider the Advisory Say on Pay resolution to approve the Company’s approach to executive compensation as disclosed in the Information Circular dated April 10, 2019 (‘say on pay’). This resolution was approved with 85.51% of votes cast in favour.

Full details of all proposals are fully described in the Company’s Management Information Circular available on the Company’s website at www.goldenqueen.com, on SEDAR at www.sedar.com, and on EDGAR at www.sec.gov and the detailed results of voting on each proposal are included in the Report of Voting Results filed on SEDAR and on EDGAR.

For further information, please contact:

Brenda Dayton

Telephone: 778.373.1557

Email: bdayton@goldenqueen.com